EXHIBIT 99.2

                                      FOR:   Consolidated Graphics, Inc.

                              APPROVED BY:   Ronald E. Hale, Jr.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                  CONTACT:   Betsy Brod/Jonathan Schaffer
                                             Media: Merridith Ingram/Heather Fox
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS TO ACQUIRE KEYS PRINTING COMPANY
                          OF GREENVILLE, SOUTH CAROLINA

     Houston, Texas - September 10, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has signed a letter of intent to acquire Keys Printing Co., a full-service commercial printer located in Greenville, South Carolina. Ben Keys will continue to lead the company upon completion of the transaction.

     Keys provides a complete range of printing services including electronic pre-press, up to six-color printing, and post-press capabilities. The company serves the Greenville/Spartanburg region in South Carolina, the state's largest print market. Founded in 1869, Keys is South Carolina's oldest continuous business operation.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "With the acquisition of Keys Printing, we add not only a profitable, well-run printing company but a recognized industry leader as well. Under the leadership of Ben Keys, the company received the prestigious NAPL Management Plus Award for each of the past three years. We welcome this successful company to our organization and look forward to benefiting from their experience and providing them the resources to continue their success in the future."

     Ben Keys commented, "Throughout our history, we have relied on our strong reputation for providing customers with efficient service and quality print products. Consolidated Graphics is the industry leader, and we were drawn to their success and plans for future growth. We are very pleased to be joining this strong group of printing professionals."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $680 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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